Exhibit 99.1

Press contact: Trinseo Donna St.Germain Tel: +1-610-240-3307 Email:stgermain@trinseo.com	Investor Contact: Trinseo David Stasse Tel : +1 610-240-3207 Email: dstasse@trinseo.com

Trinseo Elects Alvarado, Johnson, and Krecké to its Board of Directors

BERWYN, Pa — March 1, 2017 — Trinseo (NYSE: TSE), a global materials company and manufacturer of plastics, latex binders and synthetic rubber, today announced Joseph Alvarado, K’Lynne Johnson and Jeannot Krecké have been elected to its Board of Directors, effective March 1, 2017, replacing three seats held by members of Bain Capital who have resigned. With these changes, Trinseo continues to expand the diversity of experience and skills of its Board members.

“Last September, Bain Capital successful completed the sale of its remaining stake in the company which completed a process that began when Bain helped lead Trinseo’s corporate formation and subsequent IPO in June of 2014. Through Trinseo employees’ hard work, Bain Capital’s partnership and the dedication of our Board, we achieved outstanding results and built Trinseo into a successful enterprise,” said Chris Pappas, President and CEO, Trinseo. “I want to personally thank Michael Plantevin, Stephen Thomas and Ruth Springham for their guidance and friendship as Trinseo has evolved during the last six years.”

Joseph Alvarado has served as Chief Executive Officer of Commercial Metals Company, $4.6 billion steel and metal manufacturer, since 2011. He has held executive roles with companies such as ArcelorMittal, Lone Star Technologies and U.S. Steel. Previously he worked for Inland Steel in roles of increasing responsibility within finance, strategic planning, sales and marketing, and manufacturing.

Mr. Alvarado is also the Chairman of the board of directors of Commercial Metals Company (NYSE: CMC) and he has also served as a director of Spectra Energy Corp (NYSE: SE). He received an MBA from Cornell University, and B.A. degree in economics from the University of Notre Dame.

K’Lynne Johnson has served as Chairwoman of Elevance Renewable Sciences Inc., a specialty chemicals company, board of directors from 2015 to 2106 following eight years as President and Chief Executive Officer. Ms. Johnson spent over twenty years in the petrochemical industry with Amoco and BP. At BP, she held both operational and functional roles and served as Senior Vice President of the Global Derivatives operating company within BP’s Innovene business.

Ms. Johnson has served on the board of directors for FMC Corporation (NYSE: FMC) since 2013.  She received an MOB degree in Organizational Behavior, and a B.S. degree in Psychology, both from Brigham Young University.

Jeannot Krecké has served as Founder & Chief Executive Officer of Key International Strategy Services since 2009. He served as Luxembourg’s Finance, Foreign Trade, and Sports Minister in the Juncker Government. Previously, Mr. Krecké was a member of the Eurogroup from 2004 until 2009. He has worked in collaboration with a number of audit firms including, Mazars, Arthur Andersen, and Ernst & Young. In 1992 he co-authored a manual on personal taxation in Luxembourg, which has since been published annually with the collaboration of accounting firms.

Mr. Krecké currently serves on the board of directors of JFSC Sistema (MCX: AFKS or LSE: SSA) since 2012, ArcelorMittal (NYSE: MT) since 2010 and China Construction Bank Europe. He received a degree in Physical Education and Sport from the University of Brussels.

“As a relatively new fully public company, we will benefit from our new directors’ current and past experience serving as directors of public companies, along with their respective operational leadership experience and governance expertise,” said Pappas. “Joe brings years of experience in a cyclical commodities-driven industry and significant perspective on global operations to the board of directors. K’Lynne brings substantial leadership and management experience, along with technology and governance expertise to our Board. Jeannot brings expertise in the governance of private and public companies combined with international experience and strategic skills to the board of directors.”

About Trinseo

Trinseo (NYSE:TSE) is a global materials solutions provider and manufacturer of plastics, latex binders, and synthetic rubber. We are focused on delivering innovative and sustainable solutions to help our customers create products that touch lives every day — products that are intrinsic to how we live our lives — across a wide range of end-markets, including automotive, consumer electronics, appliances, medical devices, lighting, electrical, carpet, paper and board, building and construction, and tires. Trinseo had approximately $3.7 billion in net sales in 2016, with 15 manufacturing sites around the world, and nearly 2,200 employees. For more information visit www.trinseo.com.

Note on Forward-Looking Statements

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